EX-99.1

Corgi International Limited Announces Extraordinary General Meeting on December 20 to Approve Master Replicas Merger, Cards Acquisition and $17.6 million Equity Financing

HONG KONG--(BUSINESS WIRE)--Corgi International Limited (NasdaqGM: CRGI) announced today that it has scheduled an extraordinary general meeting of shareholders on December 20, 2006 to approve the proposed acquisition of Cards Inc. Limited, the proposed merger of Master Replicas Inc. and an associated $17.6 million equity financing. The notice of extraordinary general meeting and associated proxy statement was filed with the Securities and Exchange Commission on Form 6-K on November 17, 2006.

The Board of Directors of Corgi has recommended that shareholders approve the proposals, as it believes they will enable the company to be the leader in the licensed collectibles market. The company will have licenses for eight of the top nine best selling movie franchises, a portfolio that makes it an industry leader. George Volanakis, Chief Executive Officer of Corgi, noted "We believe the economies of scale provided by the combination of the three companies will allow greater manufacturing and operational efficiencies, higher margins and greater opportunities for branding with customers. Moreover, the combined companies will have complementary distribution channels allowing for more effective sales and marketing strategies."

Corgi is one of the oldest marketers of collectible die-cast models of trucks, buses, cars and airplanes in the world. Corgi offers a broad portfolio of products ranging from special interest items to more popular, often license-based, items. The majority of Corgi's product lines are detailed, scale replicas of transport vehicles, produced in strictly limited numbers. Increasingly, Corgi is broadening its product lines to include more mixed scale, lower-priced, die-cast lines which are sold in wider distribution channels. Corgi's license portfolio currently includes Batman and James Bond for all past and current movies for collectible die-cast vehicles.

Master Replicas is a leading retailer of movie and television prop replicas. These products are typically (a) authentic, physical representations of award winning digital content, or (b) exact replicas of physical objects. With an experienced executive team, Master Replicas leverages a combination of professional business management with extensive prop replica experience. Master Replicas currently has licenses with LucasFilm (Star Wars), Disney (Classics, Pirates of the Caribbean, Narnia), New Line (Lord of the Rings), Marvel (Classics, Spider Man, Ghost Rider, Fantastic Four, X-Men), Fox (Predator, Alien), CBS (Star Trek) and Sony (Men in Black).

Cards Inc. has secured licenses from major production companies for the manufacture and distribution of gift merchandise and collectible products based upon movies and television shows. Cards is also the exclusive collectibles supplier for Toys-R-Us in the United Kingdom. Cards' license portfolio currently includes the Harry Potter Master Toy License for Europe, the Star Wars Master Gift License for Europe, the upcoming Star Wars 30th Anniversary Celebration in London and the Pirates of the Caribbean Master Gift License for Europe.

It is anticipated that upon closing of the merger, Michael Cookson, currently the Chief Executive Officer of Master Replicas, will become the Chief Executive Officer of the combined company and Jennifer Klatt, currently the Chief Financial Officer of Master Replicas, will assume the position of Chief Financial Officer of the combined company.

This press release does not constitute the offer of any securities for sale. The securities to be issued by Corgi in connection with the financing, Cards acquisition and Master Replicas merger will not be registered under the United States Securities Act of 1933 nor absent such registration or exemption, may such securities be offered or sold.

Caution Regarding Forward-Looking Statements

Certain statements in this release are forward-looking. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, in addition to those discussed above and without limitation, changes in market demand for Corgi International products, changes in economic conditions, dependence on certain customers and other risks described in the company's annual report on Form 20-F for the fiscal year ended March 31, 2006. The company undertakes no obligation to revise these forward-looking statements to reflect subsequent events or circumstances.

For more information about the companies, please visit www.Corgi-International.com, www.MasterReplicas.com and www.CardsInc.com. The proxy statement for the extraordinary general meeting may be found on Corgi's website under "Investor Relations" or the SEC's EDGAR website at http://www.sec.gov/Archives/edgar/data/1028637/000114420406049073/ v057964ex991.htm (Due to its length, this URL may need to be copied/pasted into your Internet browser's address field. Remove the extra space if one exists.)

Contact:
Corgi International Limited
George Volanakis, 843-290-6044
CEO
GVolanakis@corgi-usa.com
or
Investor Relations:
Adam Friedman Assoc.
Adam Friedman, 212-981-2529 ext.18
adam@adam-friedman.com